CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger PLUS due 2023	$500,000	$64.90

PROSPECTUS Dated November 16, 2017	Pricing Supplement No. 3,922 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-221595; 333-221595-01
Dated November 16, 2017	Dated April 17, 2020
Rule 424(b)(2)

$500,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger PLUS due April 13, 2023

Based on the Worst Performing of the Class A Common Stock of Mastercard Incorporated and the Class A Common Stock of Visa Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the worst performing of the class A common stock of Mastercard Incorporated and the class A common stock of Visa Inc., which we refer to as Mastercard Stock and Visa Stock, respectively, and collectively as the “underlying stocks.” At maturity, if the final share price of each underlying stock is greater than its respective initial share price, you will receive the stated principal amount of your investment plus leveraged upside performance of the worst performing underlying stock, subject to the maximum payment at maturity. If the final share price of either underlying stock is less than or equal to its respective initial share price, but the final share price of each underlying stock is greater than or equal to 85% of its respective initial share price, which we refer to as the respective trigger level, you will receive the stated principal amount of your investment. However, if the final share price of either underlying stock is less than its respective trigger level, you will be negatively exposed to the full amount of the percentage decline in the worst performing underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock from its respective initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and will represent a loss of at least 15%, and possibly all, of your investment. Investors may lose their entire initial investment in the Trigger PLUS. Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying stocks, a decline in either underlying stock to less than its respective trigger level will result in a loss of a significant portion or all of your investment even if the other underlying stock has appreciated or has not declined as much. The Trigger PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying stocks and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature and the limited protection against loss that applies only if the final share price of each underlying stock is greater than or equal to its respective trigger level. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Trigger PLUS is $1,000.
•	We will not pay interest on the Trigger PLUS.
•	At maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold:
º	If the final share price of each underlying stock is greater than its respective initial share price: $1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

º	If the final share price of either underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to its respective trigger level: $1,000
º	If the final share price of either underlying stock is less than its respective trigger level: ($1,000 × share performance factor of the worst performing underlying stock)

Under these circumstances, the payment at maturity will be less than the stated principal amount and will represent a loss of at least 15%, and possibly all, of your investment.

•	The leverage factor is 300%.
•	The maximum payment at maturity is $1,750 per Trigger PLUS (175% of the stated principal amount)
•	The trigger level of each underlying stock is equal to 85% of the respective initial share price and is as follows:
º	With respect to the Mastercard Stock, $218.689, which is approximately 85% of its initial share price
º	With respect to the Visa Stock, $141.802, which is approximately 85% of its initial share price
•	The worst performing underlying stock is the underlying stock with the lesser share percent change.
•	The share percent change with respect to each underlying stock will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.
•	The share performance factor with respect to each underlying stock will be equal to (i) the final share price divided by (ii) the initial share price.
•	The initial share price with respect to each underlying stock is as follows:
º	With respect to the Mastercard Stock, $257.28157
º	With respect to the Visa Stock, $166.82564
•	The final share price with respect to each underlying stock will equal the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of April 10, 2023, which we refer to as the valuation date. The adjustment factor for each underlying stock will be initially set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.
•	Investing in the Trigger PLUS is not equivalent to investing in Mastercard Stock or Visa Stock.
•	The Trigger PLUS will not be listed on any securities exchange.
•	The estimated value of the Trigger PLUS on the pricing date is $950.80 per Trigger PLUS. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the Trigger PLUS is 61770FQ82 and the ISIN for the Trigger PLUS is US61770FQ827.

You should read the more detailed description of the Trigger PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information about the Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER TRIGGER PLUS

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Trigger PLUS	$1,000	$3	$997
Total	$500,000	$1,500	$498,500
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $3 for each Trigger PLUS they sell. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	See “Additional Information About the Trigger PLUS—Use of Proceeds and Hedging” on page PS-21.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Trigger PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Trigger PLUS, see the section of this pricing supplement called “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Trigger PLUS:

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS due April 13, 2023 Based on the Worst Performing of the Class A Common Stock of Mastercard Incorporated and the Class A Common Stock of Visa Inc., which we refer to as the Trigger PLUS, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Trigger PLUS at maturity is based upon the worst performing of the class A common stock of Mastercard Incorporated and the class A common stock of Visa Inc., which we refer to as Mastercard Stock and Visa Stock, respectively, and collectively as the “underlying stocks.” The Trigger PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying stocks and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature and the limited protection against loss that applies only if the final share price of each underlying stock is greater than or equal to its respective trigger level. The Trigger PLUS do not guarantee any return of principal at maturity, and all payments on the Trigger PLUS are subject to our credit risk.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Trigger PLUS costs $1,000	We are offering Trigger PLUS due April 13, 2023 Based on the Worst Performing of the Class A Common Stock of Mastercard Incorporated and the Class A Common Stock of Visa Inc. (the “Trigger PLUS”). The stated principal amount and issue price of each Trigger PLUS is $1,000.

The original issue price of each Trigger PLUS includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date is $950.80.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the maximum payment at maturity and the trigger levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The Trigger PLUS do not pay interest and do not guarantee the return of any principal at maturity

Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final share price of either underlying stock is less than its respective trigger level (which is 85% of its respective initial share price), you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock from its respective initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and will represent a loss of at least 15%, and possibly all, of your investment. Investors may lose their entire initial investment in the Trigger PLUS.

Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying stocks, a decline in either underlying stock to less than its respective trigger level will result in a loss of a significant portion or all of your investment even if the other underlying stock has appreciated or has not declined as much.

Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the final share price of each underlying stock, as compared to its initial share price, determined as follows:

•        If the final share price of each underlying stock is greater than its respective initial share price, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

where,

leverage factor = 300%

maximum payment at maturity = $1,750 per Trigger PLUS (175% of the stated

principal amount)

worst performing underlying stock = the underlying stock with the lesser share percent change share percent change = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock minus the initial share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share percent change	=	final share price –initial share price
initial share price

final share price = with respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of the valuation date, initial share price = with respect to each underlying stock, as follows: o With respect to the Mastercard Stock, $257.28157 o With respect to the Visa Stock, $166.82564
and
adjustment factor = with respect to each underlying stock, 1.0, subject to change upon certain corporate events affecting such underlying stock.

• If the final share price of either underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to its respective trigger level, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$1,000

where,

trigger level = 85% of the respective initial share price, as follows:

o      With respect to the Mastercard Stock, $218.689, which is approximately 85% of its initial share price.

o      With respect to the Visa Stock, $141.802, which is approximately 85% of its initial share price.

• If the final share price of either underlying stock is less than 85% of its respective initial share price, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

($1,000 × share performance factor of the worst performing underlying stock)

where,

share performance factor = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share performance factor	=	final share price
initial share price

If the final share price of either underlying stock is less than its respective trigger level, you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock from its respective initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and will represent a loss of at least 15%, and possibly all, of your investment. Investors may lose their entire initial investment in the Trigger PLUS.

You can review the historical prices of Mastercard Stock and Visa Stock for the period from January 1, 2017 through April 17, 2020 in the section of this pricing supplement entitled “Additional Information About the Trigger PLUS—Historical Information.” You cannot predict the future performance of Mastercard Stock or Visa Stock based on their historical performance.

The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Mastercard Incorporated or Visa Inc.	Following certain corporate events relating to the underlying stocks, such as a stock-for-stock merger where Mastercard Incorporated or Visa Inc. is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Mastercard Incorporated or Visa Inc. Following certain other corporate events relating to Mastercard Stock or Visa Stock, such as a merger event where holders of such underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of two companies in the same industry group as Mastercard Incorporated or Visa Inc., as applicable, in lieu of, or in addition to, such underlying stock. In the event of such a corporate event, the equity-linked nature of the Trigger PLUS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Final Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your Trigger PLUS.

The adjustment factor may be changed	During the term of the Trigger PLUS, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying stocks,” “Final Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder	Investing in the Trigger PLUS is not equivalent to investing in Mastercard Stock or Visa Stock. As an investor in the Trigger PLUS, you will not have voting rights or

rights	rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. In addition, you do not have the right to exchange your Trigger PLUS for the underlying stocks at any time.

Postponement of maturity date	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

You may revoke your offer to purchase the Trigger PLUS prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the Trigger PLUS. You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any material changes to the terms of the Trigger PLUS, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share prices, the final share prices, the share percent changes or the share performance factors, what, if any, adjustments should be made to the adjustment factors to reflect certain corporate and other events affecting an underlying stock, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of Trigger PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-21.

No affiliation with Mastercard Incorporated or Visa Inc.	Mastercard Incorporated and Visa Inc. are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the Trigger PLUS are obligations of ours and not of Mastercard Incorporated or Visa Inc.

Where you can find more information on the Trigger PLUS	The Trigger PLUS are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Trigger PLUS, you should read the section of this pricing supplement called “Final Terms.” You should also read the “Additional Information About the Trigger PLUS” section. You should also read about some of the risks involved in investing in Trigger PLUS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the Trigger PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Trigger PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

HYPOTHETICAL PAYOUTS ON THE TRIGGER PLUS AT MATURITY

The following hypothetical examples illustrate how to calculate the payment at maturity on the Trigger PLUS. The following examples are for illustrative purposes only. The actual initial share price and trigger level for each underlying stock are set forth on the cover of this pricing supplement. Any payment at maturity on the Trigger PLUS is subject to our credit risk. The below examples are based on the following terms:

•	Issue Price per Trigger PLUS: $1,000

•	Leverage Factor: 300%

•	Maximum Payment at Maturity:$1,750 per Trigger PLUS (175% of the stated principal amount)

•	Hypothetical Initial Share Price:

➢	With respect to the Mastercard Stock: $275.00

➢	With respect to the Visa Stock: $175.00

•	Hypothetical Trigger Level:

➢	With respect to the Mastercard Stock: $233.75, 85% of the respective hypothetical initial share price

➢	With respect to the Visa Stock: $148.75, 85% of the respective hypothetical initial share price

EXAMPLE 1: The final share price of each underlying stock is greater than its respective initial share price.

Final share price		Mastercard Stock: $302.50
Visa Stock: $210.00
Share percent change		Mastercard Stock: ($302.50 – $275.00) / $275.00 = 10% Visa Stock: ($210.00 – $175.00) / $175.00 = 20%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 300% × 10%), subject to the maximum payment at maturity
	=	$1,300

In example 1, the final share prices of both the Mastercard Stock and Visa Stock are greater than their respective initial share prices. The Mastercard Stock has appreciated by 10% and the Visa Stock has appreciated by 20%. Therefore, investors receive at maturity the stated principal amount plus 300% of the appreciation of the worst performing underlying stock, which is the Mastercard Stock in this example. Investors receive $1,300 per Trigger PLUS at maturity.

EXAMPLE 2: The final share price of each underlying stock is significantly greater than its respective initial share price and so investors receive only the maximum payment at maturity.

Final share price	Mastercard Stock: $440.00
Visa Stock: $297.50

Share percent change		Mastercard Stock: ($440.00 – $275.00) / $275.00 = 160% Visa Stock: ($297.50 – $175.00) / $175.00 = 170%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 300% × 160%), subject to the maximum payment at maturity
	=	maximum payment at maturity of $1,750 per Trigger PLUS

In example 2, the final share prices of both the Mastercard Stock and Visa Stock are significantly greater than their respective initial share prices. The Mastercard Stock has appreciated by 160% and the Visa Stock has appreciated by 170%. Therefore, investors receive at maturity the stated principal amount plus 300% of the appreciation of the worst performing underlying stock, subject to the maximum payment at maturity of $1,750 per Trigger PLUS. Under the terms of the Trigger PLUS, investors will realize the maximum payment at maturity at a final share price of the worst performing underlying stock of 125% of its respective initial share price. Therefore, in this example, investors receive only the maximum payment at maturity of $1,750 per stated principal amount.

EXAMPLE 3: The final share price of one underlying stock is greater than its respective initial share price while the final share price of the other underlying stock is less than its initial share price, but neither underlying stock has decreased below its respective trigger level.

Final share price		Mastercard Stock: $247.50
		Visa Stock: $210.00
Share percent change		Mastercard Stock: ($247.50 – $275.00) / $275.00 = -10% Visa Stock: ($210.00 – $175.00) / $175.00 = 20%
Payment at maturity	=	$1,000

In example 3, the final share price of the Visa Stock is greater than its initial share price, while the final share price of the Mastercard Stock is less than its initial share price. The Visa Stock has appreciated by 20% and the Mastercard Stock has depreciated by 10%. Neither underlying stock has decreased below its respective trigger level. Therefore, investors receive at maturity the stated principal amount. Investors receive $1,000 per Trigger PLUS at maturity.

EXAMPLE 4: The final share price of one underlying stock is greater than its initial share price while the final share price of the other underlying stock is less than its trigger level.

Final share price	Mastercard Stock: $165.00
Visa Stock: $183.75
Share percent change	Mastercard Stock: ($165.00 – $275.00) / $275.00 = -40% Visa Stock: ($183.75 – $175.00) / $175.00 = 5%
Share performance factor	Mastercard Stock: $165.00 / $275.00 = 60% Visa Stock: $183.75 / $175.00 = 105%

Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock)
	=	($1,000 × 60%)
	=	$600

In example 4, the final share price of the Visa Stock is greater than its initial share price, while the final share price of the Mastercard Stock is less than its trigger level. While the Visa Stock has appreciated by 5%, the Mastercard Stock has declined by 40%. Therefore, investors are exposed to the negative performance of the Mastercard Stock, which is the worst performing underlying stock in this example, and receive a payment at maturity of $600 per Trigger PLUS. In this example, investors are exposed to the negative performance of the worst performing underlying stock even though the other underlying stock appreciated in value by 5%, because the final share price of each underlying stock is not greater than or equal to its respective trigger level.

EXAMPLE 5: The final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased below its respective trigger level.

Final share price		Mastercard Stock: $247.50
		Visa Stock: $154.00
Share percent change		Mastercard Stock: ($247.50 – $275.00) / $275.00 = -10% Visa Stock: ($154.00 – $175.00) / $175.00 = -12%
Payment at maturity	=	$1,000

In example 5, the final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased below its respective trigger level. The Mastercard Stock has declined by 10% and the Visa Stock has declined by 12%. Therefore, investors receive at maturity the stated principal amount. Investors receive $1,000 per Trigger PLUS at maturity.

EXAMPLE 6: The final share price of each underlying stock is less than its respective trigger level.

Final share price		Mastercard Stock: $110.00
Visa Stock: $52.50
Share percent change		Mastercard Stock: ($110.00 – $275.00) / $275.00 = -60% Visa Stock: ($52.50 – $175.00) / $175.00 = -70%
Share performance factor		Mastercard Stock: $110.00 / $275.00 = 40% Visa Stock: $52.50 / $175.00 = 30%
Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock)
	=	($1,000 × 30%)
	=	$300

In example 6, the final share prices of both the Mastercard Stock and Visa Stock are less than their respective trigger levels. The Mastercard Stock has declined by 60% and the Visa Stock has declined by 70%. Therefore, investors are exposed to the negative performance of the Visa Stock, which is the worst performing underlying stock in this example, and receive a payment at maturity of $300 per Trigger PLUS.

Because the payment at maturity of the Trigger PLUS is based on the worst performing of the underlying stocks, a decline in EITHER underlying stock to less than its respective trigger level will result in a loss of a significant portion or all of your investment even if the other underlying stock has appreciated or has not declined as much. You could lose your entire initial investment.

RISK FACTORS

The Trigger PLUS are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the Trigger PLUS do not pay interest or guarantee the return of any principal at maturity. Investing in the Trigger PLUS is not equivalent to investing in Mastercard Stock or Visa Stock. This section describes the most significant risks relating to the Trigger PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

The Trigger PLUS do not pay interest or guarantee the return of any principal at maturity	If the final share price of either underlying stock is less than its respective trigger level (which is 85% of its respective initial share price), you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock from its respective initial share price. Under these circumstances, the payment at maturity will be less than the stated principal amount and will represent a loss of at least 15%, and possibly all, of your investment. Investors may lose their entire initial investment in the Trigger PLUS. See “Hypothetical Payouts on the Trigger PLUS at Maturity” beginning on PS–9.

The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,750 per Trigger PLUS, or 175% of the stated principal amount. Although the leverage factor provides leveraged upside returns if the final share price of each underlying stock is greater than its respective initial share price, because the payment at maturity will be limited to 175% of the stated principal amount for the Trigger PLUS, any increase in the final share price of the worst performing underlying stock over its initial share price by more than 75% of its initial share price will not further increase the return on the Trigger PLUS.

You are exposed to the price risk of both underlying stocks	Your return on the Trigger PLUS it not linked to a basket consisting of the underlying stocks. Rather, it will be based upon the independent performance of both underlying stocks. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying stocks. The underlying stocks represent companies from different sectors, and it is therefore more likely that either underlying stock will perform poorly than if the underlying stocks were all from the same sector. Poor performance by either underlying stock over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stock. If either underlying stock declines to below its respective trigger level as of the valuation date, you will lose a significant portion or all of your investment, even if the other underlying stock has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying stocks.

Because the Trigger PLUS are linked to the performance of the worst performing of the underlying stocks, you are exposed to greater risk of sustaining a significant loss on your investment than if the Trigger PLUS were linked to just one of the underlying stocks	The risk that you will suffer a significant loss on your investment is greater if you invest in the Trigger PLUS as opposed to substantially similar securities that are linked to the performance of just one of the underlying stocks. With two underlying stocks, it is more likely that either underlying stock will decline to below its respective trigger level as of the valuation date than if the Trigger PLUS were linked to only one of the underlying stocks. Therefore it is more likely that you will suffer a significant loss on your investment.

The market price of the Trigger PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

•       the market prices of the underlying stocks at any time;

• the volatility (frequency and magnitude of changes in price) of the underlying stocks;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect Mastercard Incorporated or Visa Inc. and the price of Mastercard Stock and Visa Stock, respectively;

• interest and yield rates in the market;

• the dividend rates on the underlying stocks, if any;

• the time remaining until the Trigger PLUS mature;

• the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factors; and

• any actual or anticipated changes in our credit ratings or credit spreads.

The prices of the underlying stocks may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity. For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $1,000 per Trigger PLUS if the closing price(s) of one or both of the underlying stocks at the time of sale are near or below their respective trigger levels, or if market interest rates rise. You cannot predict the future performance of the underlying stocks based on their historical performance. There can be no assurance that the final share price of each underlying stock will be equal to or greater than its respective trigger level such that you will not suffer a significant loss on your initial investment in the Trigger PLUS. Investors may lose their entire initial investment in the Trigger PLUS.

The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS	You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable on the Trigger PLUS is not linked to the prices of the underlying stocks at any time other than the valuation date	The final share price of each underlying stock will be the closing price of such underlying stock on the valuation date. Even if the price of both underlying stocks appreciate prior to the valuation date but the price of either underlying index then drops by the valuation date to below its respective trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the prices of the underlying stocks prior to such drop. Although the actual prices of the underlying stocks on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than their respective final share prices, the payment at maturity will be based solely on the closing prices of the underlying stocks on the valuation date.

We are not affiliated with Mastercard Incorporated or Visa Inc.	Mastercard Incorporated and Visa Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Mastercard Incorporated or Visa Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Mastercard Incorporated and Visa Inc. have no obligation to consider your interests as an investor in the Trigger PLUS in taking any corporate actions that might affect the value of your Trigger PLUS. None of the money you pay for the Trigger PLUS will go to Mastercard Incorporated or Visa Inc.

We may engage in business with or involving Mastercard Incorporated or Visa Inc. without regard to your interests	We or our affiliates may presently or from time to time engage in business with Mastercard Incorporated or Visa Inc. without regard to your interests, including extending loans to, or making equity investments in, Mastercard Incorporated or Visa Inc. or its affiliates or subsidiaries or providing advisory services to Mastercard Incorporated or Visa Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Mastercard Incorporated or Visa Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Mastercard Stock or Visa Stock. These research reports may or may not recommend that investors buy or hold the underlying stock(s).

Investing in the Trigger PLUS is not equivalent to investing in Mastercard Stock or Visa Stock	Investing in the Trigger PLUS is not equivalent to investing in Mastercard Stock or Visa Stock. As an investor in the Trigger PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the underlying stocks. As a result, any return on the Trigger PLUS will not reflect the return you would realize if you actually owned shares of the underlying stocks and received the dividends paid or distributions made on them.

The Trigger PLUS may come to be based on the closing prices of the common stocks of companies other than Mastercard Incorporated or Visa Inc.	Following certain corporate events relating to Mastercard Stock or Visa Stock, such as a merger event where holders of an underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of two companies in the same industry group as Mastercard Incorporated or Visa Inc., as applicable, in lieu of, or in addition to, Mastercard Stock or Visa Stock. Following certain other corporate events, such as a stock-for-stock merger where Mastercard

Incorporated or Visa Inc. is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Mastercard Incorporated or Visa Inc., as applicable. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Trigger PLUS.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS may be influenced by many unpredictable factors” above.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying stocks, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the underlying stocks. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stocks. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the underlying stocks by the amount of such dividends. If an

underlying stocks	event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the Trigger PLUS and your return on the Trigger PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Trigger PLUS. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price of either underlying stock to be less than its respective trigger level (resulting in a loss of a significant portion or all of your investment in the Trigger PLUS), materially and adversely affecting your return.

The Trigger PLUS will not be listed and secondary trading may be limited	The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS	As calculation agent, MS & Co. will determine the initial share prices and the final share prices, including whether either underlying stock has decreased to below its respective trigger level, whether a market disruption event has occurred or any antidilution adjustment is required, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share prices. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Final Terms—Initial Share Price,” “—Final Share Price,” “—Valuation Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS	One or more of our affiliates expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying stocks), including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day on which the initial share price of each underlying stock was determined could potentially increase the initial share price of either underlying stock and, therefore, could increase the price at or above which such underlying stock must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS (depending also on the performance of the other underlying stock). Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of either underlying stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying stock).

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FINAL TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Trigger PLUS” refers to each Stated Principal Amount of the Trigger PLUS due April 13, 2023 Based on the Worst Performing of the Class A Common Stock of Mastercard Incorporated and the Class A Common Stock of Visa Inc. We refer to the class A common stock of Mastercard Incorporated as the Mastercard Stock and the class A common stock of Visa Inc. as the Visa Stock, and we refer to the Mastercard Stock and the Visa Stock collectively as the “Underlying Stocks.”

Aggregate Principal Amount	$500,000
Pricing Date	April 17, 2020
Original Issue Date (Settlement Date)	April 22, 2020 (3 Business Days after the Pricing Date)
Maturity Date	April 13, 2023, provided that, if due to non-Trading Days, a Market Disruption Event or otherwise, the Final Share Price with respect to any Underlying Stock is determined on a date that is less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the date on which the Final Share Price of such Underlying Stock has been determined. See “—Valuation Date” below.
Issue Price	$1,000 per Trigger PLUS
Stated Principal Amount	$1,000 per Trigger PLUS
Denominations	$1,000 and integral multiples thereof
CUSIP Number	61770FQ82
ISIN Number	US61770FQ827
Specified Currency	U.S. dollars
Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Trigger PLUS an amount in cash equal to:
(i)	if the Final Share Price of each Underlying Stock is greater than its respective Initial Share Price,

$1,000 + ($1,000 × Leverage Factor × Share Percent Change of the Worst Performing Underlying Stock), subject to the Maximum Payment at Maturity; or

(ii)	If the Final Share Price of either Underlying Stock is less than or equal to its respective Initial Share Price but the Final Share Price of each Underlying Stock is greater than or equal to its respective Trigger Level,

$1,000; or

(iii)	If the Final Share Price of either Underlying Stock is less than its respective Trigger Level,

($1,000 × Share Performance Factor of the Worst Performing Underlying Stock).

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See Additional Information About the Trigger PLUS“—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	300%

Maximum Payment at Maturity	$1,750 per Trigger PLUS (175% of the Stated Principal Amount)

Trigger Level	The Trigger Level of each Underlying Stock is equal to 85% of the respective Initial Share Price and is as follows:

With respect to the Mastercard Stock, $218.689, which is approximately 85% of its Initial Share Price.

With respect to the Visa Stock, $141.802, which is approximately 85% of its Initial Share Price.

Worst Performing Underlying Stock	The Underlying Stock with the lesser Share Percent Change.

Share Percent Change	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock minus the Initial Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	With respect to the Mastercard Stock, $257.28157.

With respect to the Visa Stock, $166.82564.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of an Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed,

(ii)	if such Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if such Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price for such affected Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock times the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	With respect to each Underlying Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Valuation Date	April 10, 2023. If, however, the scheduled Valuation Date is not a Trading Day, the Valuation Date will be postponed to the next Trading Day.

If the scheduled Valuation Date is not a trading day with respect to any Underlying Stock or if there is a market disruption event on such day with respect to any Underlying Stock, the Valuation Date for such Underlying Stock shall be the next succeeding trading day with respect to such Underlying Stock on which there is no market disruption event with respect to such Underlying Stock; provided that if a market disruption event with respect to an Underlying Stock has occurred on each of the five consecutive trading days immediately succeeding such scheduled Valuation Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Valuation Date for that disrupted Underlying Stock notwithstanding the occurrence of a market disruption event with respect to such Underlying Stock on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs with respect to such Underlying Stock, the Calculation Agent shall determine the final share price of such Underlying Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price of such Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	With respect to each Underlying Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Prices, the Final Share Prices, the Share Performance Factors, the Share Percent Changes, the Payment at Maturity, whether to make any adjustments to the Adjustment Factors or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Underlying Stock:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to that Underlying Stock, if available,

during the one-half hour period preceding the close of the principal trading session in the applicable market,

in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Trigger PLUS.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on such Underlying Stock shall not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor with respect to an Underlying Stock will be adjusted as follows:

1. If such Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

2. If such Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or (ii) to a distribution of such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock (the relevant “Underlying Stock Issuer”) then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor.

3. If the applicable Underlying Stock Issuer issues rights or warrants to all holders of such Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share less than the Closing Price of that Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Trigger PLUS, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factors to reflect cash dividends or other distributions paid with respect to an Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to an Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to an Underlying Stock, the Adjustment Factor with respect to such Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base

Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on such Underlying Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. With respect to one or more of the Underlying Stocks, any of the following shall constitute a “Reorganization Event”: (i) such Underlying Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the applicable Underlying Stock Issuer, (ii) the applicable Underlying Stock Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the applicable Underlying Stock Issuer completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the applicable Underlying Stock Issuer is liquidated, (v) the applicable Underlying Stock Issuer issues to all of its shareholders equity securities of an issuer other than the applicable Underlying Stock Issuer, respectively (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) such Underlying Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of such Underlying Stcok receive any equity security listed on a national securities exchange or traded on Nasdaq (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Trigger PLUS following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) and any required adjustment to the applicable Adjustment Factor will be determined in accordance with the following:

(a) if such Underlying Stock continues to be outstanding, such Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Underlying Stock, the number of shares of the New Stock received with respect to one share of that Underlying Stock multiplied by the Adjustment Factor for such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Underlying Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of that Underlying Stock is less than 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Underlying Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Underlying Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of such Underlying Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if such Underlying Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the Russell 3000® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the applicable Underlying Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Trigger PLUS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the Russell 3000® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the applicable Underlying Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the applicable Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Trigger PLUS will be the sum of:

(x) if applicable, the Closing Price of such Underlying Stock times the Adjustment Factor then in effect; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z) if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to the applicable “Underlying Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to the applicable “Underlying Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of such Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustments to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to any Adjustment Factor or method of calculating any Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price of an Underlying Stock, including, without limitation, a partial tender or exchange offer for an Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the amount payable at maturity of the Trigger PLUS made pursuant to paragraph 5 above, upon written request by any investor in the Trigger PLUS.

Alternate Exchange Calculation in Case of an Event of Default	If an Event of Default with respect to the Trigger PLUS will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Trigger PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger PLUS. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Trigger PLUS, which we describe below, the holders of the Trigger PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger PLUS is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Trigger PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE TRIGGER PLUS

Interest Rate	None

Book Entry Note or Certificated Note	Book Entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Mastercard Stock; Public Information	Mastercard Incorporated provides financial transaction processing services. Mastercard Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Mastercard Incorporated pursuant to the Exchange Act can be located by reference to Commission file number 001-32877. In addition, information regarding Mastercard Incorporated may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS referenced hereby and does not relate to Mastercard Stock or other securities of Mastercard Incorporated. We have derived all disclosures contained in this pricing supplement regarding Mastercard Incorporated from the publicly available documents described in the preceding paragraph. In connection with the offering of the Trigger PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Mastercard Incorporated in connection with the offering of the Trigger PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Mastercard Incorporated is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Mastercard Stock (and therefore the price of Mastercard Stock at the time we priced the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Mastercard Incorporated could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Mastercard Stock.

We and/or our affiliates may presently or from time to time engage in business with Mastercard Incorporated, including extending loans to, or making equity investments in, Mastercard Incorporated or providing advisory services to Mastercard Incorporated, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Mastercard Incorporated, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Mastercard Incorporated, and the reports may or may not recommend that investors buy or hold Mastercard Stock. As a purchaser of the Trigger PLUS, you should undertake an independent investigation of Mastercard Incorporated as in your judgment is appropriate to make an informed decision with respect to an investment linked to Mastercard Stock.

Visa Stock; Public Information	Visa Inc. is a global payments technology company. Visa Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Visa Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-33977. In addition, information regarding Visa Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS referenced hereby and does not relate to Visa Stock or other securities of Visa Inc. We have derived all disclosures contained in this pricing supplement regarding Visa Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Trigger PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Visa Inc. in connection with the offering of the Trigger PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Visa Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Visa Stock (and therefore the price of Visa Stock at the time we priced the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Visa Inc. could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Visa Stock.

We and/or our affiliates may presently or from time to time engage in business with Visa Inc., including extending loans to, or making equity investments in, Visa Inc. or providing advisory services to Visa Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Visa Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Visa Inc., and the reports may or may not recommend that investors buy or hold Visa Stock. As a purchaser of the Trigger PLUS, you should undertake an independent investigation of Visa Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to Visa Stock.

Historical Information	The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Mastercard Stock and Visa Stock for each quarter in the period from January 1, 2017 through April 17, 2020. The graphs following each Underlying Stock’s historical table set forth the historical performance of the respective Underlying Stock for the same period. On April 17, 2020, the Closing Price for the Mastercard Stock was $259.97 and the Closing Price for the Visa Stock was $169.54. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Underlying Stocks on the Valuation Date. The price of the Worst Performing Underlying Stock may decrease below its respective Trigger Level so that you will receive a Payment at Maturity that is significantly less than the stated principal amount of the Trigger PLUS.

If the Final Share Price of any Underlying Stock is less than its respective Trigger Level, you will lose a significant portion or all of your investment.

Mastercard Incorporated
Historical High, Low and Period End Closing Prices
January 1, 2017 through April 17, 2020

	High ($)	Low ($)	Period End ($)
2017
First Quarter	112.83	105.00	112.47
Second Quarter	125.90	111.22	121.45
Third Quarter	142.49	120.78	141.20
Fourth Quarter	154.19	141.82	151.36
2018
First Quarter	183.24	151.91	175.16
Second Quarter	203.21	169.70	196.52
Third Quarter	222.61	196.29	222.61
Fourth Quarter	223.77	174.65	188.65
2019
First Quarter	235.87	181.18	235.45
Second Quarter	266.79	235.91	264.53
Third Quarter	292.08	256.84	271.57
Fourth Quarter	300.74	260.85	298.59
2020
First Quarter	344.56	203.30	241.56
Second Quarter (through April 17, 2020)	270.95	228.61	259.97

The following graph shows the daily Closing Prices of Mastercard Stock from January 1, 2015 through April 17, 2020. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Mastercard Stock
January 1, 2015 through April 17, 2020

Visa Inc.
Historical High, Low and Period End Closing Prices
January 1, 2017 through April 17, 2020
	High ($)	Low ($)	Period End ($)
2017
First Quarter	90.24	79.50	88.87
Second Quarter	96.55	88.68	93.78
Third Quarter	106.21	93.25	105.24
Fourth Quarter	114.35	105.31	114.02
2018
First Quarter	126.32	113.86	119.62
Second Quarter	136.28	117.70	132.45
Third Quarter	150.09	131.45	150.09
Fourth Quarter	150.79	121.73	131.94
2019
First Quarter	156.19	128.13	156.19
Second Quarter	173.85	157.26	173.55
Third Quarter	185.74	168.86	172.01
Fourth Quarter	189.39	169.83	187.90
2020
First Quarter	213.31	135.74	161.12
Second Quarter (through April 17, 2020)	174.94	151.85	169.54

The following graph shows the daily Closing Prices of Visa Stock from January 1, 2015 through April 17, 2020. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Visa Stock
January 1, 2015 through April 17, 2020

Use of Proceeds and Hedging	The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day on which the Initial Share Price of each Underlying Stock is determined, we expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in the Underlying Stocks or in options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price of either Underlying Stock, and therefore could increase the price at or above which such Underlying Stock must close so that you do not suffer a significant loss on your initial investment in the Trigger PLUS (depending also on the performance of the other Underlying Stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS by purchasing and selling the Underlying Stocks, futures or options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of either Underlying Stock and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any (depending also on the performance of the other Underlying Stock).

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $3 for each Trigger PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Trigger PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Trigger PLUS. Specifically, the Agent may sell more Trigger PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Trigger PLUS for its own account. The Agent must close out any naked short position by purchasing the Trigger PLUS in the open market after the offering. A naked short position in the Trigger PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Trigger PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Trigger PLUS in the open market to stabilize the price of the Trigger PLUS. Any of these activities may raise or maintain the market price of the Trigger PLUS above independent market prices or prevent or retard a decline in the market price of the Trigger PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Trigger PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Trigger PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Trigger PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Trigger PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Trigger PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Trigger PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Trigger PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Trigger PLUS:

Brazil

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Trigger PLUS	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these

Trigger PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Trigger PLUS should consult and rely on their own counsel and advisers as to whether an investment in these Trigger PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Trigger PLUS. This discussion applies only to investors in the Trigger PLUS who:

• purchase the Trigger PLUS in the original offering; and

• hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities or commodities;
• investors holding the Trigger PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts; or
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Trigger PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Trigger PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Trigger PLUS to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Trigger PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Trigger PLUS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Trigger PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger PLUS or instruments that are similar to the Trigger PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments of the Trigger PLUS). Unless otherwise stated, the following discussion is based on the treatment of the Trigger PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Trigger PLUS

Assuming the treatment of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS. Upon a sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Trigger PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Trigger PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Trigger PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Trigger PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Trigger PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Trigger PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

In addition, information returns may be filed with the IRS in connection with the payment on the Trigger PLUS and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS

In general. Assuming the treatment of the Trigger PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Trigger PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Trigger PLUS (or a financial institution holding a Trigger PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Trigger PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Trigger PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Trigger PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Trigger PLUS were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Trigger PLUS. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Trigger PLUS, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Trigger PLUS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Trigger PLUS.